PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)



                                        Eight-month period ended
                                              December 31,                                Year Ended April 30
                                                  1996                    1996            1995          1994              1993
                                              ------------             ---------      ---------     ---------          ---------

Income before income taxes                     $ 93,088                $ 139,148      $ 121,318     $ 109,796          $  94,238
Add:
     Interest expense                           174,256                  252,966        194,196       162,108            193,935
     Interest portion of rentals*                 5,469                    7,840          8,065         9,088              8,456
                                              ---------                ---------      ---------     ---------          ---------
Earnings available for fixed charges          $ 272,813                $ 399,954      $ 323,579     $ 280,992          $ 296,629
                                              ---------                ---------      ---------     ---------          ---------

Fixed charges:
     Interest expense                         $ 174,256                $ 252,966      $ 194,196     $ 162,108         $  193,935
     Interest portion of rentals*                 5,469                    7,840          8,065         9,088              8,456
                                              ---------                ---------      ---------     ---------         ----------
                                              $ 179,725                $ 260,806      $ 202,261     $ 171,196         $  202,391
                                              ---------                ---------      ---------     ---------         ----------

Ratio of earnings to fixed charges                 1.52                     1.53           1.60          1.64               1.47
                                              ---------                ---------      ---------     ---------         ----------


*Amounts   reflect  a  one-third   portion  of  rentals,   the  portion   deemed
representative of the interest factor.

Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.